Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Closes Acquisition of ABB Power-One Solutions

JERSEY CITY, NJ -- June 20, 2014 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) announced today that it has closed the previously announced acquisition of the Power-One Solutions business from ABB.  Bel acquired the Power Solutions business for approximately $117 million on a cash and debt-free basis. The business had 2013 revenue of approximately $251 million and employs approximately 2,000 people with manufacturing facilities in Shenzhen, China and Dubnica nad Vahom, Solvakia. The acquisition is expected to be accretive to Bel's earnings beginning in the second half of 2014.
Power Solutions is a leading provider of high-efficiency and high-density power conversion products for server, storage and networking equipment, industrial applications and power systems.  Power Solutions offers a premier line of standard, modified-standard and custom designed AC/DC, DC/DC and other specific power conversion products for a variety of technologies in data centers, telecommunications and industrial applications. Power Solutions has a global sales footprint and a diverse customer base that includes some of the largest corporations and distributors in the world.
Daniel Bernstein, Bel's President and CEO, said,  "The acquisition of Power Solutions is a major step forward in the development of Bel's power business and the implementation of our strategy to enhance growth and profitability for our shareholders. Since 2009, we have believed that the combination of our two respective power businesses would create a dynamic enterprise capable of competing effectively on a global basis.  Bel is excited by the many growth opportunities that will be created by this transaction, and we look forward to building an industry-leading power business with our new colleagues at Power Solutions."
Stephens Inc. acted as financial advisor to Bel in this transaction, and KeyBank N.A provided financing.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D- Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking  Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of the Power-One Power Solutions acquisition on Bel's short-term and long-term growth and profitability, on Bel's cost structure and on Bel's competitive position; the expected accretive nature of that acquisition; and the impact of that acquisition on future sales of ICM products and related products) are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies, including the entities referred to in this press release; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be   correct. We undertake no obligation to update or revise any forward looking statements.

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